FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Massachusetts Municipal Trust

Series Number	2
Fund	Fidelity Massachusetts Municipal Income Fund
Trade Date	10/27/11
Settle Date	11/03/11
Security Name	Massachusetts School Building 5% 10/15/41
CUSIP	576000LP6
Price	$106.449
Transaction Value	$10,644,900.00
Class Size	$747,690,000.00
% of Offering	1.34%
Underwriter Purchased From	Barclays Capital Inc.
Underwriting Members: (1)	Barclays Capital Inc.
Underwriting Members: (2)	Bank of America Merrill Lynch
Underwriting Members: (3)	Citigroup Global Markets Inc.
Underwriting Members: (4)	Jefferies & Company, Inc.
Underwriting Members: (5)	J.P. Morgan Securities LLC
Underwriting Members: (6)	Morgan Stanley & Co. LLC
Underwriting Members: (7)	Ramirez & Co., Inc.
Underwriting Members: (11)	Corby Capital Markets, Inc.
Underwriting Members: (12)	Edward D. Jones & Co.
Underwriting Members: (13)	Fidelity Capital Markets
Underwriting Members: (14)	Janney Montgomery Scott LLC
Underwriting Members: (15)	Loop Capital Markets
Underwriting Members: (16)	Morgan Keegan
Underwriting Members: (17)	M.R. Beal & Company
Underwriting Members: (18)	Piper Jaffrey
Underwriting Members: (19)	Raymond James & Associates, Inc.
Underwriting Members: (20)	RBC Capital Markets
Underwriting Members: (21)	Siebert Brandford Shank & Co.
Underwriting Members: (22)	Stern Brothers & Co.
Underwriting Members: (23)	Stifel, Nicolaus & Company, Inc.
Underwriting Members: (24)	Wells Fargo Securities